As filed with the Securities and Exchange Commission on June 13, 2007

Registration No. 333-142835

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT #1

to

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARCH CAPITAL GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Wessex House, 4th floor

45 Reid Street

Hamilton HM 12 Bermuda

(441) 278-9250

(Address of Principal Executive Offices)

ARCH CAPITAL GROUP LTD. 2007 LONG TERM INCENTIVE AND SHARE AWARD PLAN,

ARCH CAPITAL GROUP LTD. 2007 EMPLOYEE SHARE PURCHASE PLAN,

ARCH CAPITAL GROUP LTD. 2007 UK EMPLOYEE SHARE PURCHASE PLAN and

ARCH EUROPE EMPLOYEES SAVE AS YOU EARN SCHEME

(Full Title of the Plans)

National Registered Agents, Inc.

440 9th Avenue, 5th Floor
New York, New York 10001

(Name and address of agent for service)

(800) 767-1553

(Telephone number, including area code, of agent for service)

Copy to:

Michael A. Becker, Esq.

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

(212) 701-3000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Arch Capital Group Ltd. 2007 Long Term Incentive and Share Award Plan, Common shares, $0.01 par value	4,468,538 (2) shares	$70.64	$176,600,000	$18,896.20(4)
Arch Capital Group Ltd. 2007 Employee Share Purchase Plan, Arch Capital Group Ltd. 2007 UK Employee Share Purchase Plan, and Arch Europe Employees Save as You Earn Scheme, Common shares, $0.01 par value	750,000 shares	$70.64	$52,980,000	$5,668.86

(1)             Plus such additional number of common shares as may be issued under the Company’s 2007 Long Term Incentive and Share Award Plan and 2007 Employee Share Purchase Plan in the event of a share dividend, recapitalization, share split, reverse split, reorganization, merger, amalgamation, consolidation or other similar dilutive event.

(2)             Of the shares to be registered under this Registration Statement, 1,968,538 were previously registered for offer and sale under the Registrant’s 2005 Long Term Incentive and Share Award Plan pursuant to a registration statement on Form S-8 filed on April 28, 2005 (No. 333- 124422) (the “2005 Registration Statement”) and the balance are newly registered shares.

(3)             Estimated pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for purposes of determining the registration fee and is based on the average of the reported high and low sales prices of the common shares on the Nasdaq National Market on May 9, 2007.

(4)             Such 1,968,538 shares (the “Carried Forward Shares”) are not included in the Registration Fee since the Carried Forward Shares were previously registered and the Registration Fee was paid pursuant to the 2005 Registration Statement.

EXPLANATORY NOTE

Arch Capital Group Ltd., a Bermuda public limited liability company (“Arch” or the “Registrant”), registered, pursuant to a Registration Statement on Form S-8 filed on May 11, 2007 (No. 333-142835) (the “Registration Statement”), the offer and sale of up to 4,468,538 shares of Arch’s Common Stock, par value $0.01 per share (the “Common Stock”), issuable under Arch’s 2007 Long Term Incentive and Share Award Plan (the “LTIP”) and 750,000 shares of Arch’s Common Stock issuable under Arch’s  2007 Employee Share Purchase Plan (the “ESPP”).  Pursuant to the terms of the ESPP, Arch is permitted to adopt separate employee share purchase plans in order to accommodate unique requirements under foreign law.  In order to accommodate such foreign law requirements, pursuant to the ESPP, Arch has adopted the Arch Capital Group Ltd. 2007 UK Employee Share Purchase Plan and the Arch Europe Employees Save as You Earn Scheme (the “Foreign ESPP’s”).  As a result of the adoption of these Foreign ESPP’s, the 750,000 shares of Common Stock registered in the Registration Statement to be offered and sold pursuant to the ESPP are now to be offered and sold pursuant to the ESPP and the Foreign ESPP’s. The number of shares of Common Stock available for issuance under the ESPP and the Foreign ESPP’s is not being increased from the amount originally registered in the Registration Statement, rather those 750,000 shares of Common Stock may now be offered and sold jointly under the ESPP and the Foreign ESPP’s.

The offer and sale of 4,468,538 shares of Common Stock issuable under the LTIP and the 750,000 shares of Common Stock now issuable under the ESPP and the Foreign ESPP’s, to the extent not previously sold under the Registration Statement, may continue to be made under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda on June  13, 2007.

ARCH CAPITAL GROUP LTD.

By:	/S/ CONSTANTINE IORDANOU
Constantine Iordanou
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CONSTANTINE IORDANOU	President and Chief Executive Officer	June 13, 2007
Constantine Iordanou	(Principal Executive Officer) and Director

/S/ JOHN D. VOLLARO	Executive Vice President, Chief Financial Officer	June 13, 2007
John D. Vollaro	and Treasurer (Principal Financial and Accounting Officer)

*	Chairman and Director	June 13, 2007
Paul B. Ingrey

*	Director	June 13, 2007
Wolfe “Bill” H. Bragin

*	Director	June 13, 2007
John L. Bunce, Jr.

*	Director	June 13, 2007
Sean D. Carney

*	Director	June 13, 2007
Jeffrey A. Goldstein

*	Director	June 13, 2007
Kewsong Lee

*	Director	June 13, 2007
James J. Meenaghan

*	Director	June 13, 2007
John M. Pasquesi

*	Director	June 13, 2007
Robert F. Works

*	By John D. Vollaro, as attorney-in-fact and agent.

/s/ JOHN D. VOLLARO
Name: John D. Vollaro
Attorney-in-Fact